Exhibit 11

BRUSH ENGINEERED MATERIALS INC. AND SUBSIDIARIES
COMPUTATION OF PER SHARE EARNINGS

	Second Quarter Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2009	2008	2009	2008

Basic:
Average shares outstanding	20,186,000	20,399,000	20,159,000	20,394,000

Net (Loss) Income	$(785,000)	$7,158,000	$(8,930,000)	$11,754,000
Per share amount	$(0.04)	$0.35	$(0.44)	$0.58

Diluted:
Average shares outstanding	20,186,000	20,399,000	20,159,000	20,394,000
Dilutive stock securities based on the treasury stock method using average market price	—	254,000	—	232,000

Totals	20,186,000	20,653,000	20,159,000	20,626,000

Net (Loss) Income	$(785,000)	$7,158,000	$(8,930,000)	$11,754,000
Per share amount	$(0.04)	$0.35	$(0.44)	$0.57

Under SFAS No. 128, “Earnings per Share,” no potential common shares are included in the computation of diluted per share amounts when a loss from continuing operations exists. Accordingly, dilutive securities have been excluded from the diluted per share calculation in the amounts of 132,000 for the second quarter ended July 3, 2009 and 116,000 for the six months ended July 3, 2009.